Home Equity Loan-Backed Term Notes, GMACM Series 2004-HLTV1
Payment Date	12/27/2004

Servicing Certificate	Group 1
Beginning Pool Balance	154,313,485.30
Beginning PFA	13,603,966.10
Ending Pool Balance	164,409,392.78
Ending PFA Balance	-
Principal Collections	3,508,058.62
Principal Draws	-
Net Principal Collections	3,508,058.62
Active Loan Count	3,591

Interest Collections	1,630,655.70

Weighted Average Net Loan Rate	12.91577%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	69,048,301.31	64,440,247.57	0.8253105	4,608,053.74	140,321.49	0.00	0.3682	2.360%
Class A-2	46,284,000.00	46,284,000.00	1.0000000	0.00	149,265.90	0.00	0.2645	3.870%
Class A-3	16,365,000.00	16,365,000.00	1.0000000	0.00	63,278.00	0.00	0.0935	4.640%
Class A-4	34,271,000.00	34,271,000.00	1.0000000	0.00	148,793.26	0.00	0.1958	5.210%

Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	1,949,150.09
Overcollateralization Amount Increase (Decrease)	1,099,995.12
Outstanding Overcollateralization Amount	3,049,145.21
Overcollateralization Target Amount	12,250,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	556,839.22		11	0.34%
Delinquent Loans (60 Days)*	189,504.58		4	0.12%
Delinquent Loans (90 Days)*	209,773.41		6	0.13%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%

* Delinquency Figures Do Not Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	0.00	0.00

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	0.00
Current Month Net Principal Recovery Amount	0.00
Ending Net Principal Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	413,171.95
Withdraw relating to Collection Period	0.00
Ending CIA Balance Transferred to Seller	(413,171.95)
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	590.57
Interest withdrawn related to prior Collection Period	692.42

Prefunding Account
Beginning Balance	13,603,966.10
Additional Purchases during Revolving Period	(13,603,351.64)
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	(614.46)
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	16,048.78
Interest withdrawn related to prior Collection Period	28,829.52

Current Month Repurchases Units	0
Current Month Repurchases ($)	-